EXHIBIT 5.2

787 Seventh Avenue New York, NY 10019-6099 Tel: 212 728 8000 Fax: 212 728 8111

June 9, 2004

Equinix, Inc.

301 Velocity Way

Foster City, California 94404

Re:	Equinix, Inc. - 2.50% Convertible Subordinated Debentures due 2024

Ladies and Gentlemen:

We acted as special counsel to Equinix, Inc., a Delaware corporation (the “Company”), in connection with certain matters relating to the issuance and sale by the Company of its 2.50% Convertible Subordinated Debentures due 2024 pursuant to a Purchase Agreement dated February 5, 2004 between the Company and Citigroup Global Markets Inc., as representative of the Initial Purchasers named therein (the “Purchase Agreement”). The Debentures were issued pursuant to an Indenture dated as of February 11, 2004 between the Company and U.S. Bank National Association, as trustee. The Company is filing with the Securities and Exchange Commission a Registration Statement on Form S-3 in respect of the Debentures.

For purposes of the opinion hereinafter expressed, we have examined copies of the Purchase Agreement, the Indenture and the form of Debentures set forth therein and such other records and documents as we have deemed necessary or appropriate as a basis for such opinion. In such examination, we have assumed the genuineness of all signatures and the conformity to authentic original documents of all documents submitted to us as copies. As to questions of fact material to such opinions, we have relied upon certificates of officers of the Company.

Based on the foregoing, and subject to the matters stated herein, we are of the opinion that the Debentures, as issued and delivered in accordance with the terms of the Indenture, constitute valid and legally binding obligations of the Company entitled to the benefits provided by the Indenture.

Our opinion set forth above is limited to the laws of the State of New York.

Equinix, Inc.

June 9, 2004

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and the Prospectus included therein. In giving our consent, we do not thereby concede that we come within the category of persons whose consent is required by the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP